Exhibit 99.2

Philip Morris International Inc.
2017 Second-Quarter Results Conference Call
July 20, 2017

NICK ROLLI

(SLIDE 1.)

Welcome. Thank you for joining us. Earlier today, we issued a press release containing detailed information on our 2017 second-quarter results. You may access the release on www.pmi.com or the PMI Investor Relations App.

(SLIDE 2.)

During our call today, please note the following unless otherwise stated. First, we will be talking about results for the second quarter of 2017 and comparing them to the same period in 2016. Second, all references to total industry, PMI volume and PMI market share performance reflect cigarettes and PMI's heated tobacco units for those markets that have commercial sales of IQOS.

A glossary of terms, adjustments and other calculations, as well as reconciliations to the most directly comparable U.S. GAAP measures, are at the end of today’s webcast slides, which are posted on our website. Reduced-risk products, or “RRPs,” is the term we use to refer to products that present, are likely to present, or have the potential to present less risk of harm to smokers who switch to these products versus continued smoking.

(SLIDE 3.)

Today’s remarks contain forward-looking statements and projections of future results. I direct your attention to the Forward-Looking and Cautionary Statements disclosure in today’s presentation and press release for a review of the various factors that could cause actual results to differ materially from projections or forward-looking statements.

It’s now my pleasure to introduce Jacek Olczak, our Chief Financial Officer.

Jacek.

JACEK OLCZAK

(SLIDE 4.)

Thank you, Nick, and welcome, ladies and gentlemen.

We are pleased by our performance in the second quarter, notably reflecting:

•	strong currency-neutral financial results, including growth in adjusted diluted EPS of 8.7%;

•	sequential improvement in our total shipment volume decline compared to the first quarter;

•	market share growth for Marlboro across a broad range of geographies; and

•	continued positive momentum for IQOS, notably in Japan, but also across other launch markets.

(SLIDE 5.)

As announced this morning, we are revising, for currency only, our 2017 reported diluted EPS guidance, at prevailing exchange rates, to a range of $4.78 to $4.93. Our guidance now includes approximately fourteen cents of unfavorable currency.

Excluding currency and the favorable four-cent tax item recorded in the first quarter, our guidance continues to represent a growth rate of approximately 9% to 12% compared to our adjusted diluted EPS of $4.48 in 2016.

As a reminder, we expect higher currency-neutral growth in the second-half of 2017, mainly reflecting increased heated tobacco unit shipment volume, partly offset by continued investments behind the commercialization of IQOS.

(SLIDE 6.)

The six cent increase in the unfavorable currency impact on our guidance, as compared to our previous guidance on April 20th, is due principally to the depreciation of the Japanese Yen and Russian Ruble versus the U.S. Dollar.

Please note that the currency impact of the Yen depreciation relates to the unhedged portion of our 2017 forecast sales to Japan and is amplified by the strong performance of IQOS.

(SLIDE 7.)

Let me now take you through our second-quarter results in more detail, beginning with our total cigarette and heated tobacco unit shipment volume, which declined by 5.0%.

The decline was due mainly to lower cigarette industry volume in the Asia and EEMA Regions. In Asia, this notably reflected a challenging consumer spending environment in Indonesia, as well as ongoing declines of low-margin volumes in Pakistan and the Philippines.

In EEMA, this mainly reflected the impact of excise tax-driven price increases in Russia and an increase in illicit trade in Turkey. The decline was also due to lower volume in Saudi Arabia related to the introduction, in June, of an excise tax that resulted in the doubling of retail selling prices. In the case of Marlboro, the retail price increased by 12 Riyals to reach 24 Riyals, or approximately $6.40, per pack.

The cigarette volume decline was partly offset by the strong growth of our heated tobacco products, principally in Japan, which increased by 5.2 billion units to reach 6.4 billion units in the quarter.

(SLIDE 8.)

As expected, we recorded a sequential improvement in our total volume decline during the second quarter, driven by favorable evolutions compared to the first quarter in three of our four Regions -- EU, EEMA and Latin America & Canada.

Excluding the negative impact on our volume performance of industry-wide trade inventory movements, principally in Indonesia and Pakistan, the Asia Region would also have recorded a favorable evolution.

For the full year, we continue to anticipate a total shipment volume decline of 3% to 4%, broadly in line with last year. This reflects a further expected sequential improvement in the third and fourth quarters, notably driven by the Asia Region, with higher RRP volume and improved cigarette volume in markets such as Indonesia, Pakistan and the Philippines.

In Pakistan specifically, we expect the recent fiscal restructuring, which introduced a new excise tax tier for lower-priced products, to ease the pressure on cigarette industry volume from illicit trade over the balance of the year.

(SLIDE 9.)

We recorded strong currency-neutral results in the second quarter.

Net revenues increased by 7.0%, driven by higher heated tobacco unit and IQOS device sales, notably in Japan, as well as favorable pricing.

Adjusted OCI increased by 5.9%, primarily reflecting the impact of higher net revenues, partly offset by increased investments supporting the commercialization of IQOS, notably in the EU Region.

Adjusted diluted EPS increased by 8.7%.

(SLIDE 10.)

Net revenues for our RRP portfolio reached $615 million, or 8.9% of total net revenues, in the second quarter, continuing the strong sequential growth trend.

As we have noted previously, a portion of our RRP net revenues are from IQOS devices, which yield a negative margin due to introductory discounts offered in the initial commercialization phase to accelerate adult smoker switching. For reference, IQOS devices contributed approximately 22% of our RRP net revenues in 2016.

Underpinned by the strong growth outlook for RRPs, we now anticipate total currency-neutral net revenue growth above 7% this year.

(SLIDE 11.)

We recorded a pricing variance of $367 million in the second quarter, supported by all Regions. Our year-to-date June pricing variance of $775 million represents 6.1% of first-half 2016 net revenues, despite no net pricing in Russia, which I will discuss in more detail shortly.

(SLIDE 12.)

Turning to market share, we recorded strong sequential growth in the second quarter, with our total international share, excluding China and the U.S., up by 80 basis points to 27.6%. This growth was driven by both our cigarette and heated tobacco portfolios.

Within the cigarette category, Marlboro's international share increased sequentially by 10 basis points to 9.6%.

(SLIDE 13.)

I will now discuss a few of our key geographies, beginning with the EU Region.

Total industry volume in the second quarter declined by 1.0%, with sequential improvement compared to the first quarter that included a higher recovery from illicit trade in Poland and a lower impact from the 10s pack ban in Italy. June year-to-date industry volume declined by 1.8%, slightly better than our full-year decline forecast of 2% to 3%.

Our Regional market share was down by 20 basis points in the quarter, mainly due to Germany, Italy and Spain, partly offset by France and Poland. In Germany, the lower share largely reflected the combined impact of price increases in March this year which, for reference, saw the per pack price of Marlboro and L&M increase by 30 Euro cents to €6.30 and €5.90, respectively, as well as the later timing of competitors' price increases. In Italy and Spain, the lower shares reflected a continuation of the pressures related to Marlboro price points discussed last quarter, though it is worth highlighting that our shares for Marlboro in these markets increased by 40 and 20 basis points, respectively, versus the first quarter.

Regional adjusted OCI in the quarter declined by 3.7%, excluding currency, primarily reflecting higher investments behind the commercialization of IQOS.

These investments are supporting the encouraging market and offtake share trends in our launch markets, which I will cover later in the presentation.

(SLIDE 14.)

Moving to Russia, total industry volume declined by 6.2% in the quarter, due primarily to the impact of excise tax-driven price increases. For the full year, we continue to expect a decline in the range of 5% to 6%.

Our May quarter-to-date cigarette share increased slightly versus the same period last year, and continued the fairly stable sequential share performance of the past four quarters. Recently-launched Philip Morris continues to grow share, reflecting the successful morphing of Optima and Apollo Soyuz, as well as adult smoker downtrading in the market.

While the industry volume decline and market share trends have been in line with expectations, our price realization is lower than anticipated due to increased competitive pricing. This is putting pressure on our ability to grow profitability in the market.

(SLIDE 15.)

In the Philippines, higher pricing and favorable portfolio mix, reflecting the strong performance of Marlboro, drove another quarter of profitability growth.

While our cigarette share declined in the quarter, Marlboro's share increased by 3.8 points, driven by in-switching from lower-priced brands. Importantly, we are beginning to see a stabilization in our cigarette share, which increased by 20 basis points sequentially versus the first quarter.

The cigarette industry volume decline rate moderated sequentially, with a decline of 5.7% in the second quarter following a 15.3% decline in the prior quarter.

As we look toward the balance of the year, we are encouraged by the combination of recent competitor price increases and lower competitor discounting at the bottom of the market. This has led to a reduction in the price gaps between our portfolio, notably Fortune, and lower-priced competitor brands, enhancing the overall competitiveness of our portfolio, particularly in the low and super-low price segments.

(SLIDE 16.)

In Indonesia, cigarette industry volume in the second quarter was adversely impacted by three main factors: a challenging comparison, due largely to inventory movements mainly associated with the timing of Ramadan; above-inflation tax-driven retail price increases; and the effect of higher utility prices on consumer spending. We now anticipate a decline of around 3% this year.

Our cigarette market share declined by 60 basis points in the quarter, due mainly to the soft performance of our hand-rolled kretek portfolio. The decline was partly offset by Marlboro, reflecting the growth of Marlboro Filter Black in the full-flavor machine-made kretek segment, and the strong early performance of Dji Sam Soe Magnum Mild, a lighter-tasting machine-made kretek product that we launched in May. These two offerings are driving our growth in the overall machine-made kretek segment, the largest and fastest-growing product segment industry-wide.

(SLIDE 17.)

In Japan, the spectacular growth of HeatSticks continues to drive our results. The brand's shipments in the second quarter increased by 37% on a sequential basis to reach 5.7 billion units, accounting for over 40% of our total shipments in Japan.

Total market share increased by 4.5 points to 32.0%, with HeatSticks up by 7.8 points to 10.0%. On a sequential basis, HeatSticks grew by an impressive 2.9 points versus last quarter.

During the second quarter, we expanded the availability of two new HeatSticks variants -- in the smooth taste and differentiated menthol taste segments, respectively -- and both are performing very well.

Total industry volume declined by 3.2% excluding inventory movements, consistent with the secular decline rate for cigarettes prior to the introduction of IQOS.

(SLIDE 18.)

The strong performance of IQOS in Japan is further evidenced by our retail offtake shares, as seen on this slide.

HeatSticks closed the quarter with a weekly offtake share of 12.7% nationally, up by 3.1 points versus the last week of the first quarter. This growth was achieved despite a continued cap on the number of IQOS devices supplied to the market, as well as the increasing presence of competitors' products in select geographies.

(SLIDE 19.)

Turning to the commercialization of IQOS more broadly, we have now launched IQOS in key cities in 27 markets globally, following city launches in Korea in May and the Czech Republic earlier this month. We are particularly pleased with the early performance in Korea, and last week announced increased distribution within Seoul, as well as further expansion into four additional cities.

We remain on track to be in key cities or nationwide in a total of 30 to 35 markets by year end, subject to capacity.

(SLIDE 20.)

Importantly, we continue to grow the national share of our heated tobacco portfolio sequentially in many of our early launch markets beyond Japan. For example, in Italy, Portugal and Romania, our national share increased to 0.6% or above in the second quarter.

While we have expanded the weighted retail distribution of our heated tobacco portfolio across these markets, Japan remains, for the time being, the only market with national coverage, due to capacity constraints.

(SLIDE 21.)

In many of our more recent launch markets, we are recording positive sequential quarterly offtake share trends within the current focus areas, as seen on this slide. Our performance in Greece, for example, has been particularly strong, reaching 2% share in the Athens region less than one year after launch.

(SLIDE 22.)

To conclude, our second-quarter results were robust, reflecting sequential improvements in total volume and market share compared to the first quarter.

Our currency-neutral net revenue growth in the quarter was strong, driven by the continued momentum of IQOS and favorable pricing. We now expect full-year currency-neutral net revenue growth of over 7% in 2017.

Our 2017 EPS guidance, revised today for currency only, continues to reflect a growth rate of approximately 9% to 12%, excluding currency and the favorable tax item, compared to adjusted diluted EPS of $4.48 in 2016.

Finally, we remain focused on generously rewarding our shareholders with our robust cash flow. For the year, we continue to target operating cash flow of approximately $8.5 billion and capital expenditures of $1.6 billion.

(SLIDE 23.)

Thank you. I am now happy to answer your questions.

NICK ROLLI

That concludes our call today. Thank you for joining us. If you have any follow-up questions, please contact the Investor Relations team.

Thank you again and have a nice day.